Exhibit 23
Form 11-K for 2021
File No. 1-8610
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We hereby consent to the incorporation by reference in the Registration Statement (Forms S-8, No. 333-235537 filed on December 16, 2019, No. 333-189789 filed on July 3, 2013, No. 333-173078 filed on March 25, 2011, and No. 333-162472 filed on October 14, 2009) of our report dated June 28, 2022, relating to the statements of net assets available for benefits as of December 31, 2021 and 2020, the statement of changes in net assets available for benefits for the year ended December 31, 2021, and the supplemental schedule of assets (held at end of year) as of December 31, 2021, of the BellSouth Savings and Security Plan, which appears in this Annual Report on Form 11-K of the BellSouth Savings and Security Plan for the year ended December 31, 2021.

/s/ FORVIS, LLP
(Formerly BKD, LLP)
San Antonio, Texas
June 28, 2022